Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES RESULTS

SAN FRANCISCO - October 6, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the five-week period ended October 1, 2016 decreased 2 percent to $1.43 billion compared with net sales of $1.46 billion for the five-week period ended October 3, 2015.

"While we remain focused on performance across the portfolio, we are pleased to see a strong customer response to Old Navy’s product assortment, which continues to drive positive momentum at our largest brand,” said Sabrina Simmons, chief financial officer, Gap Inc.

September Sales Results
Gap Inc.’s comparable sales for September 2016 were down 3 percent versus a 1 percent decrease last year. The company estimated that the fire which occurred in a building on its Fishkill, New York distribution center campus negatively impacted Gap Inc.’s September 2016 comparable sales by approximately 3 percentage points.

The company noted that September merchandise margin rates actualized significantly higher than previously forecasted, which more than offset the estimated earnings impact from lost sales and increased logistics costs during the month that resulted from the Fishkill distribution center fire.

Comparable sales by global brand for September 2016 were as follows:

•	Gap Global: negative 10 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 5 percentage points, versus flat last year

•	Banana Republic Global: negative 9 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 3 percentage points, versus negative 10 percent last year

•	Old Navy Global: positive 4 percent, including an estimated negative impact from the Fishkill distribution center fire of approximately 2 percentage points, versus positive 4 percent last year
The company also noted that as a result of the Fishkill distribution center fire, it expects a negative impact of approximately 3 percentage points to Gap Inc.’s October 2016 comparable sales and a negative impact to comparable sales results in the fourth quarter of fiscal year 2016.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on October 6, 2016 and available for replay until 1:15 p.m. Pacific Time on October 14, 2016.

October Sales
The company will report October sales at 1:15pm Pacific Time on Monday, November 7, 2016.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	the impact of the Fishkill distribution center fire on comparable sales results for October 2016 and the fourth quarter of fiscal year 2016.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations;

•	the highly competitive nature of our business in the United States and internationally;

•	the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; and

•	the risk that comparable sales and margins will experience fluctuations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of October 6, 2016. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com